EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Rurban Financial Corp. 2008 Stock Incentive Plan of our report dated February 14, 2008, with respect to the consolidated financial statements of Rurban Financial Corp., which appears in the Annual Report on Form 10-K of Rurban Financial Corp. for the year ended December 31, 2007.

/s/ BKD, LLP
BKD, LLP

Cincinnati, Ohio
May  9, 2008